Exhibit 99.1

FOR IMMEDIATE RELEASE

FRIDAY JULY 13, 2012

MHI HOSPITALITY CORPORATION ANNOUNCES AMENDMENT TO WARRANT

Williamsburg, Virginia – July 13, 2012 – MHI Hospitality Corporation (NASDAQ: MDH) (the “Company”) announced today that the Company has entered into an amendment (the “Amendment”) of the warrant (the “Warrant”) to purchase 1,900,000 shares of the Company’s common stock issued on April 18, 2011, as amended, in favor of Essex Illiquid, LLC and Richmond Hill Capital Partners, LP (collectively, the “Investors”). Via the Amendment, the Investors and their affiliated group are permitted to acquire up to an aggregate of the lesser of (i) 500,000 shares of common stock and (ii) 5.0% of the issued and outstanding shares of common stock, in addition to the Warrant shares. Pursuant to the Amendment, if the Investors hold any additional authorized shares at the time the Warrant is exercised, the Investors will be required to certify to the Company compliance with certain beneficial ownership limits. The Investors further agreed to vote any additional authorized shares acquired by them in the same proportions as votes cast in respect of common stock held by other Company stockholders.

About MHI Hospitality Corporation

MHI Hospitality Corporation is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale to upper upscale full-service hotels in the Mid-Atlantic and Southern United States. Currently, the Company’s portfolio consists of investments in ten hotel properties, nine of which are wholly-owned and comprise 2,113 rooms. All of the Company’s wholly-owned properties operate under the Hilton Worldwide, InterContinental Hotels Group and Starwood Hotels and Resorts brands. The Company has a 25.0 percent interest in the Crowne Plaza Hollywood Beach Resort. MHI Hospitality Corporation was organized in 2004 and is headquartered in Williamsburg, Virginia. For more information please visit www.mhihospitality.com.

Contact at the Company:

Scott Kucinski
Director – Investor Relations
(757) 229-5648